Exhibit 10.2

MIDDLEBROOK PHARMACEUTICALS, INC.

FIRST AMENDMENT
TO
EXECUTIVE EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”) is made as of November 19, 2007 (the “Effective Date”) by and between Robert C. Low (the “Employee”), and MiddleBrook Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware and formerly known as Advancis Pharmaceutical Corporation (the “Company”).

WHEREAS, the Employee and the Company are parties to an executive Employment Agreement, dated November 1, 2005 (the “Employment Agreement”); and

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, the sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows, effective as of the Effective Date:

1. All capitalized terms used herein and not otherwise defined have the meanings set forth in the Employment Agreement.

2. The word “termination” as used throughout the Employment Agreement with respect to the Employee’s employment hereby refers to a “separation from service” by the Employee from the Company, as defined by Treasury Regulation §1.409A-1(h).

3. Section [8.4(a)] of the Employment Agreement is hereby deleted in its entirety and replaced with one of the following sections as selected below by the Employee:

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“(a) In the event of the termination of the Employee’s employment under Section [8.3], the Employee shall be entitled to receive severance pay in the form of a lump sum payment within sixty (60) days of such termination, in an amount equal to the present value of the Salary that the Employee would have earned if the Employee had continued working for the Company during the [twelve (12)] month period immediately following the Employee’s date of termination, where such present value is to be determined using a discount rate equal to the applicable short-term federal rate prescribed under Section 1274(d) of the Internal Revenue Code of 1986, as amended (the “Code”). Such payment shall be subject to all applicable withholding obligations for tax purposes.”

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“(a) In the event of the termination of the Employee’s employment under Section [8.3], the Employee shall be entitled to receive severance pay in an amount equal to [twelve (12)] months of Salary, calculated on the basis of the Salary in effect of the Employee’s date of termination, and paid in the same manner as Salary was then paid hereunder. Such payments shall be considered separate payments for purposes of Section 409A of the Code and shall be subject to all applicable withholding obligations for tax purposes.”

4. Section 8.4(b) of the Employment Agreement is hereby amended in its entirety to be and read as follows:

“In the event of the termination of the Employee’s employment under Section [8.3], the Employee shall be entitled to receive all Benefits to which he was entitled on the date preceding his/her termination for a period of [twelve (12)] additional months following termination, made in accordance with any terms applicable to such Benefits. The provision of such Benefits is intended to be exempt from Section 409A of the Code. Accordingly, any reimbursement paid to the Employee for the cost of such Benefits shall be made no later than the December 31st of the second calendar year following the calendar year in which such termination of employment occurs.””

5. In all other respects, the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Employee and the Company have caused this Amendment to be executed on this 19th day of November 2007.

Employee	MiddleBrook Pharmaceuticals, Inc.

/s/ Robert C. Low	By:	/s/ Edward M. Rudnic
Robert C. Low		Edward M. Rudnic, Ph.D.
President & CEO